UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 1, 2022

CENTURY CASINOS, INC.

(Exact Name of Registrant as specified in its charter)

Delaware	0-22900	84-1271317
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification Number)

455 E. Pikes Peak Ave., Suite 210, Colorado Springs, Colorado	80903
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	719-527-8300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 Per Share Par Value	CNTY	Nasdaq Capital Market, Inc.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01Entry into a Material Definitive Agreement.

On April 1, 2022 (the “Closing Date”), Century Casinos, Inc. (the “Company”) entered into a Credit Agreement (the “Credit Agreement”) by and among the Company, as borrower, the subsidiary guarantors party thereto, Goldman Sachs Bank USA, as administrative agent (the “Administrative Agent”) and collateral agent, Goldman Sachs Bank USA and BOFA Securities, Inc., as joint lead arrangers and joint bookrunners, and the Lenders and L/C Lenders party thereto. The Credit Agreement replaces the Macquarie Credit Agreement (as defined below). The Credit Agreement provides for a $350 million term loan (the “Term Loan”) and a $30 million revolving credit facility (the “Revolving Facility”). The Company drew $350 million under the Term Loan on the Closing Date. Proceeds from the Term Loan were used to fund the Acquisition (as defined below), for the repayment of approximately $167 million outstanding under the Macquarie Credit Agreement, to fund the Acquisition Escrow (as defined below) and for related fees and expenses. The Company did not draw on the Revolving Facility on the Closing Date.

The Term Loan matures on April 1, 2029, and the Revolving Facility matures on April 1, 2027. The Revolving Facility includes up to $10 million available for the issuance of letters of credit. The Term Loan requires scheduled quarterly payments in amounts equal to 0.25% of the original aggregate principal amount of the Term Loan, with the balance due at maturity.

Borrowings under the Credit Agreement, bear interest at a rate equal to, at the Company’s option, either (a) the Adjusted Term SOFR (as defined in the Credit Agreement), plus an applicable margin (each loan, being a “SOFR Loan”) or (b) the Alternate Base Rate (as defined in the Credit Agreement) (each loan, being a “ABR Loan”). The applicable margin for the Term Loan is 6.00%, with respect to SOFR Loans and 5.00%, with respect to ABR Loans. The applicable margin for Revolving Loans is currently 5.25% per annum, with respect to SOFR Loans and 4.25% per annum, with respect to ABR Loans. Beginning in the third quarter of 2022, (1) so long as the Consolidated First Lien Net Leverage Ratio (as defined in the Credit Agreement) of the Company is greater than 2.75 to 1.00, the applicable margin for Revolving Loans that are SOFR Loans will be 5.25% per annum, and for Revolving Loans that are ABR Loans will be 4.25% per annum; (2) so long as the Consolidated First Lien Net Leverage Ratio of the Company is less than or equal to 2.75 to 1.00 but greater than 2.25 to 1.00, the applicable margin for Revolving Loans that are SOFR Loans will be 5.00% per annum, and for Revolving Loans that are ABR Loans will be 4.00% per annum; and (3) so long as the Consolidated First Lien Net Leverage Ratio of the Company is less than or equal to 2.25 to 1.00, the applicable margin for Revolving Loans that are SOFR Loans will be 4.75% per annum, and for Revolving Loans that are ABR Loans will be 3.75% per annum.

In addition, on a quarterly basis, the Company is required to pay each lender under the Revolving Facility a commitment fee in respect of any unused commitments under the Revolving Facility in the amount of 0.50% of the principal amount of unused commitments of such lender, subject to a stepdown to 0.375% based upon the Company’s Consolidated First Lien Net Leverage Ratio. The Company is also required to pay letter of credit fees equal to the applicable margin then in effect for SOFR Loans that are Revolving Loans multiplied by the average aggregate daily maximum amount available to be drawn under all letters of credit, plus such letter of credit issuer’s customary documentary and processing fees and charges and a fronting fee in an amount equal to 0.125% of the face amount of such letter of credit. The Company is also required to pay customary agency fees.

The Credit Agreement requires the Company to prepay the Term Loan, subject to certain exceptions, with:

• 100% of the net cash proceeds of certain non-ordinary course asset sales or certain casualty events, subject to certain exceptions; and

• 50% of the Company’s annual Excess Cash Flow (as defined in the Credit Agreement) (which percentage will be reduced to 25% if the Consolidated First Lien Net Leverage Ratio is greater than 2.25 to 1.00 but less than or equal to 2.75 to 1.00, and to 0% if the Consolidated First Lien Net Leverage Ratio is less than or equal to 2.25 to 1.00); and

• 100% of the Escrow Funds if the Acquisition does not occur.

The Credit Agreement provides that the Term Loan may be prepaid, subject to a prepayment premium in an amount equal to 1.00% of the principal amount of the Term Loan if such event occurs on or before the date that is 12 months following the Closing Date. This premium does not apply if there is a mandatory prepayment with respect to the Acquisition Escrow.

The borrowings under the Credit Agreement are guaranteed by the material subsidiaries of the Company, subject to certain exceptions (including as of the Closing Date, the exclusion of the Company’s non-domestic subsidiaries), and are secured by a pledge (and, with respect to real property, mortgage) of substantially all of the existing and future property and assets of the Company and the guarantors, subject to certain exceptions.

The Credit Agreement contains customary representations and warranties, affirmative, negative and financial covenants, and events of default. All future borrowings under the Credit Agreement are subject to the satisfaction of customary conditions, including the absence of a default and the accuracy of representations and warranties.

The foregoing description of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Credit Agreement, which is incorporated herein by reference as Exhibit 10.1 to this Current Report on Form 8-K.

Item 1.02Termination of a Material Definitive Agreement.

Concurrently with entering into the Credit Agreement described above, on the Closing Date, the Company terminated and repaid all outstanding amounts due under the Macquarie Credit Agreement, dated December 6, 2019, as amended, by and among the Company, as borrower, and Macquarie Capital Funding LLC, as administrative agent, collateral agent and Lender (as amended, the “Macquarie Credit Agreement”). The Macquarie Credit Agreement provided terms loans and revolving credit facilities to the Company totaling up to $180 million, of which $167 million was outstanding as of the Closing Date.

Item 2.01 Completion of Acquisition or Disposition of Assets.

On the Closing Date, pursuant to a Membership Interest Purchase Agreement dated February 22, 2022 (the “Purchase Agreement”), the Company completed its previously announced acquisition (the “Acquisition”) of 50% of the membership interests in Smooth Bourbon, LLC (“PropCo”) from Marnell Gaming, LLC (the “Seller”) for approximately $95 million. The Acquisition was financed through borrowings under the Credit Agreement, as described in Item 1.01 above.

Pursuant to the Purchase Agreement, the Company also agreed to purchase 100% of the membership interests in Nugget Sparks, LLC (“OpCo”), the operator of the Nugget Casino Resort (the “Casino”) in Sparks, Nevada for approximately $100 million. The purchase of OpCo is expected to occur within one year and is subject to approval by the Nevada Gaming Commission. The purchase price for the acquisition of OpCo will be paid from proceeds of the Term Loan deposited in escrow (the “Acquisition Escrow”) on the Closing Date. Following the closing of the purchase of OpCo, the Company will own the operating assets of the Casino. The Company also has a five-year option to acquire the remaining 50% of the membership interests in PropCo for $105 million plus 2% per annum.

On the Closing Date, PropCo and OpCo entered into a triple net lease agreement (the “Lease”) for the real property on which OpCo is located. The Lease has an initial annual rent of approximately $15 million and an initial term of 15 years, with four five-year renewal options.

The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Purchase Agreement, which was filed as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed on February 23, 2022 and incorporated herein by reference.

Item 2.03Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above is incorporated by reference into this Item 2.03.

Item 7.01 Regulation FD Disclosure.

On the Closing Date, the Company issued a press release announcing the completion of the Acquisition and the transactions related thereto as well as the Company’s entering into the Credit Agreement. A copy of the press release is furnished as Exhibit 99.1 of this Current Report on Form 8-K.

The information under Item 7.01 and in Exhibit 99.1 of this Current Report on Form 8-K is being furnished and not “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section. The information under Item 7.01 and in Exhibit 99.1 of this report are not incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Forward-Looking Statements

This communication may contain certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by words such as “expect,” “anticipate,” “believe,” “intend,” “estimate,” “plan,” “target,” “goal,” or similar expressions, or future or conditional verbs such as “will,” “may,” “might,” “should,” “would,” “could,” or similar variations. These statements are based on the beliefs and assumptions of the management of the Company based on information currently available to management. Such forward-looking statements include, but are not limited to, certain plans, expectations, goals, projections, and statements about the benefits of the transaction. Such forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. While there is no assurance that any list of risks and uncertainties or risk factors is complete, below are certain factors which could cause actual results to differ materially from those contained or implied in the forward-looking statements including: the new credit facility and debt repayment; risks related to the acquisition of PropCo, Opco and the Casino and the integration of the businesses and assets acquired; the financial performance of the Casino; the possibility that the transaction does not close when expected or at all because required regulatory or other approvals are not received or other conditions to closing are not satisfied on a timely basis or at all; potential adverse reactions or changes to business or employee relationships, including those resulting from the completion of the transaction; the possibility that the anticipated operating results and other benefits of the transaction are not realized when expected or at all; local risks including proximate competition, potential competition, legislative risks, and local relationships; risks associated with increased leverage from the transaction; and other risks described in the section entitled “Risk Factors” under Item 1A in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 and in subsequent periodic and current SEC filings the Company may make. The Company disclaims any obligation to revise or update any forward-looking statement that may be made from time to time by it or on its behalf.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1

Credit Agreement, dated as of April 1, 2022, among the Company, as borrower, the Company’s subsidiaries party thereto, Goldman Sachs Bank USA, as administrative agent (the “Administrative Agent”) and collateral agent, Goldman Sachs Bank USA and BOFA Securities, Inc., as joint lead arrangers and joint bookrunners, and the Lenders and L/C Lenders party thereto.

99.1	Century Casinos, Inc. Press Release dated April 1, 2022
104	Cover Page Interactive Data File, formatted in Inline XBRL

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Century Casinos, Inc.

Date: April 5, 2022

By: /s/ Margaret Stapleton

Margaret Stapleton

Chief Financial Officer